EXHIBIT 2.1
                                   -----------

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE WESTERN DISTRICT OF OKLAHOMA

In Re:            )
                  )
SKOLNIKS, INC.    )           No. BK 95-10206-LN
                  )           Chapter 11
         Debtor.  )


                       GENERAL INFORMATION AND DISCLAIMER
                       ----------------------------------
                 REGARDING SECOND AMENDED PLAN OF REORGANIZATION
                 -----------------------------------------------
                            AND DISCLOSURE STATEMENT
                            ------------------------

         Skolniks, Inc., and R & B Quality Foods, Inc. (a wholly owned subsidiary of Skolniks) are the sources of information in this Combined Plan and Disclosure Statement unless otherwise stated.

         THE COURT'S APPROVAL OF THE COMBINED PLAN AND DISCLOSURE STATEMENT DOES NOT MEAN THAT THE COURT HAS APPROVED THE PLAN, OR THAT THE ACCURACY AND COMPLETENESS OF THE INFORMATION IN THIS DISCLOSURE STATEMENT ARE GUARANTEED.

         THIS COMBINED DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED THEREIN.

         While the Debtor has made every effort to insure that the Disclosure Statement is accurate, it cannot warrant or represent that all of the information contained herein is accurate. This Disclosure Statement may not be relied upon for any purpose other than your determination of how to vote on the Plan. Nothing in this Disclosure Statement shall constitute an admission of any fact or liability of any matter. This Disclosure Statement may not be considered conclusive advice on the legal effect of the Plan of holders or claims or interest. Although the Disclosure Statement sets forth certain legal principals applicable to the Plan, other rules contained in the Bankruptcy Code and other sources of law may apply. YOU SHOULD READ CAREFULLY EXHIBIT "A" AND ITS APPENDICES A, B, C AND D TO THIS PLAN AND DISCLOSURE STATEMENT, WHICH SET OUT MORE INFORMATION ABOUT THE OFFERING OF THE NEW SHARES, POST CONFIRMATION OFFICERS AND DIRECTORS, AND RISK FACTORS TO BE CONSIDERED WHEN VOTING ON THIS PLAN OF REORGANIZATION.

I.       INTRODUCTION........................................................  1

II.      HISTORY OF THE COMPANY
         AND ANALYSIS OF OPERATIONS..........................................  1

III.     SIGNIFICANT EVENTS DURING CHAPTER 11................................  3

IV.      DEFINITIONS AND EXPLANATION OF CHAPTER 11...........................  5

V.       CLASSIFICATION OF CLAIMS
         AND TREATMENT AFFORDED EACH.........................................  7

VI.      CLAIMS NOT IMPAIRED UNDER THE PLAN.................................. 10

VII.     ADMINISTRATIVE COSTS................................................ 10

VIII.    CREDITORS' TRUST.................................................... 11

IX.      MEANS OF EXECUTION OF THE PLAN...................................... 11

X.       SECURITIES.......................................................... 12

XI.      REJECTION OF EXECUTORY CONTRACTS.................................... 13

XII.     MODIFICATION OF THE PLAN............................................ 13

XIII.    PROVISIONS REGARDING PAYMENT FOR SERVICES........................... 14

XIV.     RETENTION OF CLAIMS................................................. 14

XV.      REVESTING........................................................... 14

XVI.     RETENTION OF JURISDICTION........................................... 14

XVII.    VOTING ON THE PLAN.................................................. 16

XVIII.   CONFIRMATION HEARINGS............................................... 17

XIX.     CONFIRMATION AND SEVERABILITY
         OF PLAN AND CRAMDOWN................................................ 17

XX.      REVOCATION OF THIS PLAN............................................. 18

XXI.     SUCCESSORS AND ASSIGNS.............................................. 18

XXII.    INJUNCTION.......................................................... 18

XXIII.   LIQUIDATION ANALYSIS................................................ 19

XXIV.    OBJECTIONS TO CLAIMS................................................ 20

XV.      SALE, CANCELLATION, OR RETENTION OF
         SECURITIES OF THE COMPANY........................................... 20

XXVI.    FEDERAL INCOME TAX CONSEQUENCES..................................... 20

XXVII.   AVOIDABLE TRANSFERS AND PREFERENCES................................. 20

XXVIII.  RISK FACTORS........................................................ 21

XXIX.    ACCEPTANCE AND CONFIRMATION OF THE PLAN............................. 21

XXX.     PREPARATION OF MATERIALS............................................ 23

XXXI.    CONCLUSION.......................................................... 23

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE WESTERN DISTRICT OF OKLAHOMA


In Re:            )
                  )
SKOLNIKS, INC.    )        No. BK 95-10206-LN
                  )        Chapter 11
         Debtor.  )


                    SECOND AMENDED PLAN OF REORGANIZATION AND
                    -----------------------------------------
                              DISCLOSURE STATEMENT
                              --------------------


                                 I. INTRODUCTION
                                    ------------

         Skolniks, Inc. ("Skolniks" or "Debtor") has prepared this Plan of Reorganization and Disclosure Statement ("Disclosure Statement") in connection with its solicitation of acceptances of its Plan of Reorganization ("Plan") filed with the United States Bankruptcy Court for the Western District of Oklahoma ("Bankruptcy Court"). The Plan describes Skolniks' proposal for the reorganization of its business and the payment of claims. This Disclosure Statement was approved by the Bankruptcy Court on the 16th day of April, 1996. It contains information which will assist you in making an informed judgment whether to accept the Plan. The Debtor urges you to read this Disclosure Statement and the Plan carefully, paying particular attention to those provisions that affect your rights, before deciding how to vote on the Plan.

         As explained below, Debtor believes this Plan is in the best interest of all creditors and urges each class entitled to vote to accept the Plan.


                          II. HISTORY OF THE COMPANY
                              ----------------------
                              AND ANALYSIS OF OPERATIONS
                              --------------------------

         Skolniks, Inc. is a publicly owned Delaware corporation formed several years ago. It has a record of registration statements and reports which are subject to review at the United States Securities and Exchange Commission, Washington D.C. 20549. Historically, in connection with its business operations, the company franchised restaurants under the name "Skolniks Bagel Bakery Restaurants" and supplied most of its products to such franchised restaurants. In addition, the company historically owned and operated restaurants, but primarily focused on supporting its franchised restaurants through training, marketing, equipment, construction and operational programs. During fiscal year 1994, the company also operated production plants located in Westampton, New Jersey, and Morristown, New Jersey; however, subsequent to the end of fiscal year 1994, these plants were closed and their operations were consolidated to the company's production plant in Scottsdale, Arizona.

         As of July 30, 1994, the company operated 24 franchise restaurants in 6 different states. However, as a result of the company's financial position, as of March 10, 1995 the company no longer operates any franchised restaurants.

         During the fourth quarter of 1994, the company completed the sale of its 12 company-owned restaurants to Magnolia Foods, Inc. ("Magnolia"). References to the company-owned restaurants and restaurant operations relate to those operations prior to the sale to Magnolia during the fourth quarter. The company does not intend to operate company-owned restaurants. As the company has sold all of its company-owned restaurants and is not operating any franchised restaurants, all of the company's marketing, distribution and sales of its product are being conducted out of the manufacturing plant in Scottsdale, Arizona.

         Product sales consist of sales to distributors, unrelated food service operations and restaurants. The manufacturing plant in Scottsdale, Arizona is owned and operated by Skolniks' wholly owned subsidiary, R & B Quality Foods, Inc. ("R & B").

         R & B, a bakery facility in Scottsdale, Arizona, was acquired in December of 1993. Approximately 220,200 shares of company common stock were issued in exchange for all of the outstanding common stock of R & B. Presently, R & B is the only operation of the Debtor. Debtor and R & B presently file consolidated statements and tax returns.

         During fiscal year 1994, the company disposed of all of its company-owned stores in order to focus its operations on manufacturing and distribution activities. The assets of the company's 12 bagel bakery restaurants located in Ohio, New Jersey, Pennsylvania and Illinois were sold to Magnolia for a total consideration of $534,500.00, consisting of $100,000.00 cash and a note receivable which was subsequently paid with $209,500.00 cash, warrants to purchase 2 million Magnolia shares at 50 cents per share and 2 million shares of Magnolia common stock, which was valued at $225,000.00 for sale purposes. Presently, the Magnolia common stock and warrants are unencumbered and owned by the Debtor corporation. Magnolia common stock presently has a bid price of 18 cents per share, however, 2 million shares in one block will not be expected to bring that price. The loss on the disposition of the company's stores has been accounted for as discontinued operations, and prior years' financial statements have been restated to reflect the discontinuation of the company's stores. As a result of the company's change in focus of operations, the company streamlined and downsized its operations by reducing its work force, relocating certain product lines, disposing of excess equipment and writing off other related assets. These costs are reflected in the company's consolidated statements of operations as a resizing and restructuring charge of $2,118,177.00.

         The company operates on a fiscal year ending on the last Saturday in July. Each fiscal year is divided into 4 quarters, with each quarter generally consisting of 13 weeks.

         Debtor is presently the subject of investigations from the Arizona Corporation Commission and the Oklahoma Securities Commission.

         Presently, there are pending two class action lawsuits filed by shareholders of the debtor corporation against former officers and directors and the Debtor alleging violations of the Securities and Exchange Act of 1934 and the Oklahoma Securities Act, as well as alleging fraud, negligence and misrepresentation. (See Class G, page 16, for treatment of these claims.)

         On January 13, 1995, Bay State Milling Company, American Truck Lines, Inc., and Artkraft Container Corp. filed an Involuntary Chapter 11 bankruptcy proceeding, and on March 15, 1995, a Consent Order of Relief was entered in the proceedings. In March, 1995, the company restructured its management and commenced with restructuring of its business operations. As part of the company's management restructuring, the board of directors of the company elected Nicholas Fegen, Gary Mallery, and Louis Pignatelli to the Board of Directors. Furthermore, the Board of Directors appointed Mr. Fegen to serve as Chief Executive Officer of the company and appointed Mr. Mallery to serve as Chief Financial Officer of the company. Mr. Fegen has formed an advisory board, composed of individuals in the food industry, for the purpose of assisting him in carrying out his duties and responsibilities as Chief Executive Officer in connection with the business operations of the company. Presently, no member of the management team was involved in the company prior to the involuntary bankruptcy filed in January, 1995. Present management believes that during fiscal year 1994, the company had derived nominal benefits from its strategy of primarily operating company-owned restaurants and franchising restaurants under the name "Skolniks Bagel Bakery Restaurants," which strategy utilized a large number of personnel and required the expenditure of large sums of funds which were allocated for capital equipment, salaries, funding commitments and other working capital purposes. These activities contributed to the financial demise of the company. In connection with the implementation of the company's restructured business plan, the company reduced its employees from 207 persons at July 30, 1994 to 30 at March 10, 1995, reduced other operating expenses through the disposition of company-owned restaurants and the non-operation of franchise restaurants and consolidated its manufacturing and production operations via R & B. Furthermore, the company has focused its business operations on the production, manufacture and distributions of its baked products to restaurants and retail and wholesale customers. Management believes that such strategy will generate sales with minimum additional material expenditures. The company is in the process of obtaining external sources of funding in order to facilitate the immediate implementation of the Plan of Reorganization.

                    III. SIGNIFICANT EVENTS DURING CHAPTER 11
                         ------------------------------------

         Since the filing date, Skolniks has remained in operation only to the extent of the operations of R & B. The leases on production plants located in Westampton, New Jersey and Morristown, New Jersey, have been rejected and abandoned. Motions by secured creditors and landlords filed with the Court for the purposes of recovery of premises and/or collateral have been followed by appropriate orders to the extent that such creditors have recovered possession and control of collateral, thus Skolniks will not have to deal with any secured creditors. An Unsecured Creditors Committee has been appointed and has retained counsel. The members of the Unsecured Creditors Committee and their addresses and the name of their counsel is as follows:

         Frank Lobosco
         Mason, Briody, Gallasher & Taylor
         104 Carnegie Center, Ste. 201
         Princeton, NJ  08540

         David Nunn
         Crowe & Dunlevy
         1800 Mid-America Tower
         20 N. Broadway
         Oklahoma City, OK  73102

         Don Kraus
         D. A. Kraus & Associates
         Rt. 1, Box 40A
         Washington, OK  73093

         Gary Hammond
         Groom, Hammond & Harris, P.C.
         100 N. Broadway, Ste. 1440
         Oklahoma City, OK  73102

         Skolniks has filed its Schedules, Statement of Financial Affairs, and other lists required by the bankruptcy rules, as well as the Initial Report and Monthly Operating Reports as required by the Office of the Assistant United States Trustee. All quarterly fees due to the Assistant United States Trustee under 28 U.S.C. ss. 1930(a)(6) have been paid. The company has developed a plan to raise additional capital through the sale of its securities and intends to use proceeds of such sale to satisfy and pay outstanding claims against it, to the extent possible, and to recapitalize R & B as the financial and operating arm of Skolniks. Since Skolniks operates solely as a holding corporation for R & B, it has had little, if any, income or expenditures since the filing of the Chapter 11 Petition. (For additional information, see Exhibit "A" attached hereto and made a part hereof.)

         This combined Disclosure Statement and Plan of Reorganization has been prepared pursuant to ss. 1125, Title 11 of the United States Code, on behalf of the above named debtor and describes and includes the terms and conditions of the Debtor's Plan of Reorganization ("Plan"), which is filed herewith in the above captioned case under Chapter 11 of the Bankruptcy Code of 1978 (11 U.S.C. ss. 101, et seq.), as amended ("Bankruptcy Code").

                  IV. DEFINITIONS AND EXPLANATION OF CHAPTER 11
                      -----------------------------------------

Brief Explanation of Chapter 11 Reorganization
----------------------------------------------

         Chapter 11 is the principal reorganization vehicle of the Bankruptcy Code. Pursuant to Chapter 11, a debtor is authorized to reorganize its affairs for its benefit and the benefit of its creditors or to engage in an orderly liquidation of its assets. Formulation of a Plan of Reorganization is the principal purpose of a Chapter 11 reorganization case.

         The Plan of Reorganization is the method through which claims and interests are satisfied. Confirmation of a Plan of Reorganization requires, among other things, that either (i) all classes of claims and interests entitled to vote accept the Plan or (ii) that the Plan be accepted by the holders of at least one impaired class of claims, not including the votes of claims held by "insiders" as defined in ss. 101(31) of the Bankruptcy Code, and that certain other tests set forth in the Bankruptcy Code be met.

         Confirmation of the Plan under Chapter 11 will discharge the debtor and subsidiary from all of its pre-confirmation debts except as provided in the Plan, the order confirming the Plan or ss. 1141(d) of the Bankruptcy Code. Confirmation makes the Plan binding upon the debtor, the subsidiary and all creditors and interest holders, whether or not they voted to accept the Plan. The standards for confirmation are discussed in depth in Section XXVIII.

         Unless the context indicates otherwise, the terms used in this Plan and Disclosure Statement have their ordinary meanings as set out in the United States Bankruptcy Code unless hereinafter specifically set out:

I. Allowed Claims -- shall mean a claim with respect to which a Proof of Claim has been filed with the Court within the applicable period of limitations fixed by Order of the Court, as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by an Order of the Court, or as to which any objection has been determined by order or judgment which is no longer the subject of appeal or certiorari proceedings, or which has been scheduled in these proceedings as undisputed, liquidated, and non-contingent.

         A. Allowed Unsecured Claims -- shall mean any claim against the Debtor Estate which is an allowed claim and for which there is no collateral pledged by the Debtor Estate.

         B. Bankruptcy Code -- Title 11 of the United States Code.

         C. Court -- United States Bankruptcy Court for the Western District of Oklahoma.

         D. Confirmation of Plan -- Entry by the Court of an order confirming the Plan in accordance with Chapter 11.

         E. Confirmation Order -- Shall mean the Order entered by the Court approving the Plan of Reorganization.

         F(1) Confirmation Date -- Shall mean the date that the Court enters the Confirmation Order.

         F. Commencement Date -- January 13, 1995, the date upon which the Involuntary Petition in Bankruptcy under Chapter 11 was filed.

         G. Creditor Class -- Multiple claims which are substantially similar to all other claims within a class.

         H. Creditor's Trust -- A trust created at confirmation of this Plan of Reorganization formed for the purpose of receiving and disbursing certain assets as more particularly described in the Plan.

         I. Debtor -- Shall mean Skolniks, Inc.

         J. Effective Date of Plan -- Shall be the date the Order confirming Skolniks' Plan of Reorganization becomes final and non-appealable.

         K. Final order -- Shall mean an order of the Court which, not having been reversed, modified or amended and not having been stayed, and the time to appeal from which or seek review or rehearing of which having expired, has become conclusive of all matters adjudicated thereby in full force and effect.

         L. New common stock -- Shall mean new shares of stock issued by the Debtor pursuant to the Plan of Reorganization more particularly described in Exhibit "A" attached hereto and made a part hereof.

         M. New shareholders -- Shall mean those persons, firms, or corporations purchasing New Common Stock.

         N. Offering -- Shall mean the offering of New common stock pursuant to the terms and conditions of this Plan of Reorganization, and more particularly described in Exhibit "A" attached to this Combined Disclosure Statement and Plan of Reorganization and specifically incorporated herein by reference.

         O.  Old  common   stock  --  Shall  mean  stock  issued  prior  to  the
Commencement Date.

         P. Old shareholders -- Shall mean those persons, firms or corporations owning stock on the Commencement Date, or who may have acquired stock issued by the Debtor prior to Commencement Date but purchased after the Commencement Date.

         Q. Plan -- The Debtor's Plan of Reorganization as contained in this Amended Combined Disclosure Statement and Plan of Reorganization.

         R. Pool -- Shall mean a fund of money not less than $1,000,000.00 raised through the sale of New common stock which shall be used to recapitalize the Reorganized Debtor and to make payments provided for in this Plan of Reorganization.

         S. Post-petition -- Shall mean the period from and after the Commencement Date.

         T. Pre-petition -- Shall mean the period prior to the commencement date.

         U. Pro rata share -- Shall mean the amount which is the result of multiplying the monies available to a named class of creditors by that fraction in which the numerator is the allowed amount of a particular claim in a named class and the denominator is the total of the allowed amounts of all claims in the named class.

         V. Property of the Estate - Shall mean all tangible and intangible property belonging to the Debtor up to and including the confirmation date, including, but not necessarily limited to, all actions or causes of action belonging to the Debtor estate.

         W. R & B -- The organization incorporated under the laws of the state of Arizona, which is a wholly owned subsidiary of the Debtor, and the stock of which constitutes the material asset of the Debtor for reorganization purposes.

         X.  Reorganized  Debtor -- Shall  mean the Debtor  after the  Effective
Date.

         Y. Secured Claim -- Shall mean any claim allowed in these proceedings for which the Debtor has pledged collateral.

         Z. Trust -- Shall mean the Creditor's Trust as hereinafter set forth in Paragraph VII.

                          V. CLASSIFICATION OF CLAIMS
                             ------------------------
                             AND TREATMENT AFFORDED EACH
                             ---------------------------

         For purposes of this Plan, the following classes of claims and interests are designated with treatment afforded each Class following a description of the Class:

           Class A: All claims of any kind, of a kind specified in ss. 503(b) ------- and ss. 507(a)(1) of the Bankruptcy Code, including claims for compensation of professionals pursuant to ss. 330 of the Bankruptcy Code as finally allowed and approved by the court, as well as any fees and charges assessed against the Debtor under Section 1930 of Title 28 with the exception as set forth in paragraph

                      VII hereinafter.

           Treatment: Said claims will be paid by the Reorganized Debtor out of --------- a fund established pursuant to the Confirmation Order.

           Class B: Allowed unsecured claims for wages, salaries, or ------- commissions, including vacation, severance and sick leave
                      earned  by  an  individual   within  90  days  before  the
                      Commencement   Date,   limited  to   $4,000.00   for  each
                      individual allowed claim.

           Treatment: Said claims will be paid in full from first monies --------- available to the pool after payment of Class A claims.

           Class C:   Allowed  unsecured  claims for  contributions  to employee
           -------    benefit plans pursuant to ss. 507(a)(4).

           Treatment: Debtor does not believe there are any claims which fall --------- within this class, but should there be any, the same will be paid in full from the Pool by the Creditors' Trust after payment of Classes A and B above.

           Class D: Priority claims as defined in 11 U.S.C. ss. 507(7), ------- consisting of any unsecured claims of governmental units
                      for  taxes,   including,   but  necessarily   limited  to,
                      employment taxes, property taxes, sales taxes, fuel taxes, income taxes, and interest accrued on those taxes prior to
                      the   commencement   date,  but  excluding  any  fines  or
                      penalties which do not constitute compensation for actual pecuniary loss.

           Treatment: To the extent there are any claims which fall into this --------- class, the same will be paid in full from the Pool by the
                      Creditors' Trust after payment of Classes A, B and C above.

           Class E:   Claims of L & S Investments, L.L.C., and Keith Sutterfield
           -------    d/b/a Sutterfield Marketing.

           Treatment: In accordance with the Settlement Agreement heretofore --------- approved by this Court on June 1, 1995, after appropriate notice, this class will be treated as follows: All agreements between the Debtor and these parties are terminated, rescinded, and of no further force and effect, save and except there is allowed in these proceedings an aggregate claim due L & S and/or Sutterfield as an unsecured claim in the amount of $60,000.00 which shall be satisfied by a payment of not less than $12,000.00 from the Pool by the Creditors' Trust after payment of classes A, B, C and D above. In addition, the Debtor has granted to L & S the exclusive right to use the "Skolniks" trade name, service marks and trade marks in the state of Oklahoma for a period of 3 years from June 1, 1995.

           Class F:   Shall  consist  of  allowed   unsecured  claims  in  these
           -------    proceedings.

           Treatment: These claims, to the extent that they are allowed by the --------- Court, will receive pro rata distribution of funds remaining  in the  Pool  after  the  Pool  is  established pursuant to terms set forth in paragraph  IX  hereinafter, and after  payment of  Classes A, B, C, D and E above.  In
                      addition,   there  will  be  appointed  to  the  Board  of
                      Directors of Reorganized Debtor a person to be nominated by the Unsecured Creditors Committee and approved by the Court, who shall serve as a director of the Reorganized
                      Debtor in addition to those persons named on page 9 of Appendix B to Exhibit "A" attached hereto.

           Class G:   Shall consist of allowed claims of Old Shareholders (class
           -------    action claims).

           Treatment: Any such claims allowed by the Court shall be paid by the --------- Creditors' Trust on a pro rata basis within the class from any remaining funds in the Pool after payment of Classes A, B, C, D, E and F above.

           Class H:   Shall consist of Old Common Stock Owners.
           -------
           Treatment: Old Common Stock Owners shall retain their old common --------- stock and participate in Reorganized Debtor on a parity with New Common Stock holders.

           Class I:   Shall consist of owners or holders of company's  July 1989
           -------    convertible subordinated debentures.

           Treatment: Inasmuch as the debt represented by the debentures --------- represents unsecured general obligations of the company, said debenture holders shall be treated as and on a parity with creditors in Class F above.

           Class J:   Shall consist of holders of company's Series A convertible
           -------    preferred stock.

           Treatment: Old Preferred Shareholders shall retain their old --------- preferred stock and shall participate in the new
                      corporation   in   accordance   with   their   rights  and
                      preferences presently held.

           Class K: Shall consist of all persons, firms, or corporations, ------- their heirs or assigns, who hold unexpired warrants or options to purchase stock of the Debtor from the Debtor except Class L hereafter.

           Treatment: Such holders shall retain their warrants or options and --------- shall participate in the new corporation in accordance with their rights and terms of warrants or options presently held.

           Class L: Shall consist of all persons, firms, or corporations, ------- their heirs or assigns, who were officers, directors, or employees of the Debtor who hold unexpired warrants or options to purchase stock of the Debtor from the Debtor.

           Treatment: All such warrants or options to purchase stock of the --------- Debtor are cancelled, and such rights void.

                     VI. CLAIMS NOT IMPAIRED UNDER THE PLAN
                         ----------------------------------

         All classes of claims save and except Classes A, B, C, D, J and K are impaired under the terms of the Plan.

                            VII. ADMINISTRATIVE COSTS
                                 --------------------

         There will be costs of administration of the Debtor Estate which will be paid pursuant to Order of the Bankruptcy Court after Notice and hearing. It is not possible to estimate these costs. The Reorganized Debtor will assume the responsibility for payment of administrative expenses up to and including entry of the Order Confirming Plan.

                             VIII. CREDITORS' TRUST
                                   ----------------

         Upon confirmation of the Plan a Creditors' Trust will be created. The Creditors' Trust shall act as the receiving and disbursing agent for assets dedicated to the treatment of Class A, B, C, D, E, F, G, and I claims. The trust is to be governed by a trust instrument approved by the Court at date of confirmation.

         The trustee of the trust will be nominated by the Unsecured Creditors Committee and appointed by the Court.

         On the Effective Date of this Plan, or as soon thereafter as is practical, all assets of the Debtor, except tax attributes, which shall remain the property of Debtor, will be transferred to the Creditors' Trust.

         The Creditors' Trust shall be responsible for the administration of the assets assigned to it and shall pursue other duties as set forth in the Trust Agreement.

                       IX. MEANS OF EXECUTION OF THE PLAN
                           ------------------------------

         Debtor intends an offering of up to 1,000,000 shares of common stock at par value of $.001 per share (new common stock) to investors.

         Debtor will complete the new stock offering within 90 days from entry of the Order Confirming the Plan. All proceeds of the sale will be held in an interest bearing account with a financial institution selected by the Debtor's present management.

         In the event the Plan is confirmed, all funds will be used to form the Pool to be distributed in accordance with the Bankruptcy Code and this Plan of Reorganization.

         When the sale of new common stock is completed and the Pool is fully funded, the Pool will be divided within 5 days, after advice in writing is given to the Creditors' Trust of the fact of funding, in the following division: (A) $150,000.00 retained by the Reorganized Debtor to recapitalize the reorganized Debtor; (B) $850,000.00 to the Creditors' Trust. Contemporaneously with the division of funds hereinabove described, the Creditors' Trust shall assign or disclaim interest in stock owned by Debtor in R & B Quality Foods, Inc. ("R & B"), trademarks, trade names, so that Reorganized Debtor shall own the said assets.

         It is estimated that a dividend of 5% to 15 % will be paid pro rata to the allowed unsecured creditors' claims together with their pro rata share of 500,000 shares of new common stock and their pro rata share of any recoveries made on causes of action prosecuted by the Trust.

         In the event of failure of the creditors to accept the Plan, and thus failure to obtain confirmation from the Bankruptcy Court, then and in that event the funds will be returned with interest to investors, which shall be the sole responsibility of Debtor.

         IN ADDITION TO THIS PLAN, CREDITORS AND INTEREST HOLDERS SHOULD READ CAREFULLY EXHIBIT "A" ATTACHED HERETO AND THE APPENDIX TO THAT EXHIBIT, WHICH ARE HEREBY SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PLAN AND DISCLOSURE STATEMENT.

         The reorganized company will issue 500,000 shares of common stock of a similar kind and nature and on a parity with other new common stock issues pursuant to this Plan. Said 500,000 shares shall be issued to the Creditors' Trust to be distributed pro rata to members of the unsecured creditor class.

         Within fourteen (14) days after Effective Date, the Debtor will cause to be transferred to the Creditors' Trust all assets of the Debtor with the exception of tax attributes and any or all of the proceeds of the new stock offering. In the event the Reorganized Debtor is unable to raise $1,000,000.00 within 90 days succeeding the Effective Date, the Creditors' Trust shall retain all assets, and same shall be administered pursuant to the terms of the Creditors' Trust.

         In the event Debtor is unable to complete the sale of $1,000,000.00 in new common stock, then, in that event, all subscriptions will be cancelled and funds returned to subscribers with accrued interest, which shall be the sole responsibility of the Debtor.

         During the period of time between the confirmation date and its Effective Date, no assets of either Debtor or Reorganized Debtor shall be sold, transferred or encumbered.

                                  X. SECURITIES
                                     ----------

             Debtor intends a new stock offering of one million shares of new common stock (see Exhibit "A" attached) and the issuance of 500,000 shares of new common stock to the Creditors' Trust. The 500,000 shares shall be issued pursuant to ss. 1145 of the Bankruptcy Code. Section 1145 provides for a limited exemption from the securities laws for securities issued under a Plan of Reorganization in exchange for a claim against or interest in the Debtor. The Company intends to rely on an exemption from the registration requirements of ss. 5 of the Securities Act of 1933 as set forth in Regulation D promulgated under the Securities Act of 1933 and/or ss. 4(2) of the Securities Act of 1933, whichever may be applicable. Debtor contemplates filing such documents as may be required to comply with the chosen exemption above named. Subscriptions for new common stock will be available on or after date of Order Approving Disclosure Statement, and there will be no limitation on the number of shares for which a Class H stockholder may subscribe.

             Appropriate amendments to the corporate charter and by-laws shall be made to insure that the new common stock is authorized and is on a parity with Class H stockholders.

             Officers and directors presently serving own stock and warrants as follows:

Name                           Shares Owned                    Warrants

Nick Fegen                        24,000                       600,000
Louis Pignatelli                 300,000                       350,000
Gary Mallery                       5,000                       300,000

             Presently, Debtor has approximately 6,950,000 common shares outstanding. There are 3,074,000 warrants outstanding, of which Debtor intends, under the terms of this Plan, to cancel 864,663. There are 682,918 M warrants outstanding with an exercise price of $6.67 expiring June 7, 1998. If all the shares are issued and outstanding warrants are exercised, including the M warrants, there will be approximately 11,300,000 common shares outstanding. Therefore, the Creditors' Trust will own approximately 4.4% of Skolniks common stock.

             Debtor intends at some future time, if its present Plan is confirmed, to attempt to relist its stock on an appropriate exchange. In order to accomplish this relisting, Debtor will be required to comply with all rules and regulations of the Securities Exchange Commission, which are voluminous and complex. Previously Debtor was delisted from NASDAQ and the Boston Stock Exchange for failure to file appropriate reports. Debtor intends to cure these filings and to file all necessary reports and documents required to become current with the S.E.C.

             Debtor believes it presently has in hand sufficient commitments for sale of 1,000,000 shares of new common stock at $1 per share.

                      XI. REJECTION OF EXECUTORY CONTRACTS
                          --------------------------------

             In accordance with the provisions of 1123(b)(2) and ss. 365 of the Bankruptcy Code, the Debtor rejects all executory contracts and unexpired leases to which it is a party which were in existence on or before the commencement date of these proceedings.

                          XII. MODIFICATION OF THE PLAN
                               ------------------------

             This Plan may be modified only in accordance with ss. 1127 of the Bankruptcy Code. If modification of the Plan is determined to materially affect a particular class, a resolicitation of that class is required. Material modifications may occur when the rights of a creditor or equity holder are altered.

                 XIII. PROVISIONS REGARDING PAYMENT FOR SERVICES
                       -----------------------------------------

             No payments have been made or promised by the Debtor to any person, firm or corporation for services or for costs and expenses in connection with this reorganization case, or in connection with the Plan or incident to the reorganization case, except those payments which have been disclosed to and approved by the Court.

                            XIV. RETENTION OF CLAIMS
                                 -------------------

             Pursuant to ss. 1123(b) of the Bankruptcy Code, any claims or causes of action belonging to the Debtor in existence at the effective date after confirmation will be transferred to the Creditors' Trust, and all proceeds of such litigation shall be administered by the Creditors' Trust and distributed pro rata to its trust beneficiaries.

             In the event there are causes of action which are not pursued by the Creditors' Trust, then such claims may be pursued by the reorganized company.

             All title 11 avoidance powers and causes of action, both bankruptcy and non-bankruptcy, of any kind and all kinds whatsoever, are transferred to the Creditor's Trust upon the effective date after confirmation (the "pre-confirmation rights"). All pre-confirmation rights are hereby forever reserved for the exclusive use and benefit of the Creditors' Trust and its beneficiaries once this Plan has been confirmed, and become effective on the effective date. The Order of Confirmation shall be sufficient for purposes of accomplishing transfer to the Creditors' Trust.

                                  XV. REVESTING
                                      ---------

             On the Effective Date, the Reorganized Debtor will be entitled to operate its business and to use, acquire and dispose of any property free of any claims, encumbrances or restrictions of the Bankruptcy Code and the Bankruptcy Court, except as set forth in this Plan.

                         XVI. RETENTION OF JURISDICTION
                              -------------------------

             Until this Plan has been fully consummated through the entry of a final decree completely closing the reorganization case, the Bankruptcy Court shall retain jurisdiction over all matters necessary to insure that the purposes and intent of this Plan are carried out, as well as the Creditor's Trust created by this Plan of Reorganization. Nothing contained herein shall be construed as restricting Debtor or Reorganized Debtor in the conduct of their businesses and operations. Until final consummation of this Plan the Bankruptcy Court shall retain jurisdiction of all such matters, including, but not limited to, the following:

                  a. To allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any claim, including the resolution of any request for payment of any claim for administrative expenses and the resolution of any and all objections to the allowance or priority of claims;

                  b. To grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date;

                  c. To resolve any motions pending on the Effective Date to assume, assume and assign or reject any executory contract or unexpired lease to which Debtor is a party or with respect to which Debtor may be liable and to hear, determine and, if necessary, liquidate, any claims arising therefrom;

                  d. To insure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

                  e. To decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Debtor that may be pending on the Effective Date;

                  f. To enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan or Disclosure Statement;

                  g. To resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan or any entity's obligations incurred in connection with this Plan;

                  h. To modify this Plan before or after the Effective Date pursuant to ss. 1127 of the Bankruptcy Code or modify the Disclosure Statement or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan and Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

                  i. To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan;

                  j. To enter and implement such orders are necessary or appropriate if the confirmation order is for any reason modified, stayed, reversed, revoked or vacated;

                  k. To determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the confirmation order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan or Disclosure Statement; and

                  l. To enter an order concluding the captioned Chapter 11 case.


                            XVII. VOTING ON THE PLAN
                                  ------------------

             Section 1126(a) of the Bankruptcy Code provides that holders of an impaired class may accept or reject the Plan of Reorganization. Section 1126(f) further provides that a class which is not impaired under the Plan of Reorganization is deemed to have accepted the Plan, and solicitation with respect to such class is not being made. In addition, ss. 1126(g) provides that a class which is not entitled to payment under the Plan of Reorganization is deemed to have rejected the Plan. Each creditor in the class of claims who is entitled to vote will receive a ballot. All classes of creditors and creditors within the class will be mailed, postage prepaid, a copy of the Plan and Disclosure Statement or a Court-approved Summary thereof, along with a ballot with instructions for voting. In the case of securities holders, mailings will be made to the record owner of the securities according to the company's books and records. Debtor will utilize its books and records listing the names of creditors and shareholders, along with its schedules filed in these proceedings and the claims docket for purposes of mailing and solicitation of votes.

             A class of claims is impaired if the Plan modifies the legal, equitable or contractual rights of persons with claims in the class (other than modifying them by curing defaults or reinstating the maturity dates of debts or providing for full cash payment of the claim.) Each creditor in an "impaired" class is entitled to vote if either: (1) Its claim has been listed on the Debtor's Bankruptcy Schedules (and is not listed as disputed, contingent or unliquidated); or (2) It has filed a Proof of Claim on or before the last date for filing such Proofs of Claim pursuant to the Bankruptcy Court's bar date of August 1, 1995. However, any creditor holding a claim to which an objection has been filed and is unresolved by the deadline for voting is not entitled to vote unless, upon motion of the Creditor, the Bankruptcy Court temporarily allows the claim in an amount which is deemed proper for the purpose of accepting or rejecting the Plan.

             Ballots should be returned to:

                      Skolniks, Inc.
                      c/o McClelland, Collins, Bailey, Bailey & Bellingham 15 N. Robinson, 1100 Colcord Bldg.
                      Oklahoma City, OK  73102

             YOUR BALLOT MUST BE POSTMARKED BY 5:00 P.M. ON THE 1ST DAY OF JULY, 1996 IN ORDER TO BE COUNTED.

             Any ballots or changes of votes marked after that date will not be counted. If you believe you are entitled to vote, but you have not received a ballot, or if your ballot is damaged or lost, you should write Skolniks' legal counsel at the address stated above, or call Skolniks' legal counsel at (405) 235-9371 for another ballot.

                          XVIII. CONFIRMATION HEARINGS
                                 ---------------------

             A hearing on confirmation of the Plan will be held on the 10th day of July, 1996, beginning at 2:30 o'clock P.M. before the Hon. Judge Paul Lindsey, Courtroom No. 6, Old Post Office Building, 215 Dean A. McGee Avenue, Oklahoma City, Oklahoma. In addition to voting on the Plan, all parties in interest have the right to object to confirmation. Objections must be in writing and filed with the Bankruptcy Court at the address hereinabove set forth. A copy of any objection must be served upon McClelland, Collins, Bailey, Bailey & Bellingham, counsel for the debtor, by mailing a copy of the objection to 15 N. Robinson, 1100 Colcord Building, Oklahoma City, Oklahoma 73102. The Bankruptcy Court has set the 3rd day of July, 1996 as the last date for filing objections to confirmation of the Plan. Such objections will be dealt with at a hearing on confirmation.

             XIX. CONFIRMATION AND SEVERABILITY OF PLAN AND CRAMDOWN
                  --------------------------------------------------

             The Debtor requests confirmation under ss. 1129(b) of the Bankruptcy Code if any impaired Class does not accept this Plan on which it has a right to vote pursuant to ss. 1126 of the Bankruptcy Code. In that event, Debtor reserves the right to modify the Plan to the extent, if any, that confirmation pursuant to ss. 1129(b) of the Bankruptcy Code requires modification.

                  A. Cramdown.

             The court may confirm a plan, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of claims and the plan meets the "cramdown" provisions contained in ss. 1129(b) of the Bankruptcy Code. The "cramdown" provisions require that the court find that a plan "does not discriminate unfairly" and that the plan is "fair and equitable" with respect to each non-accepting impaired class.

             A court may find that the plan is "fair and equitable" with respect to a class of non-accepting, impaired secured claims only if the plan provides
(1) that the secured creditor retains its liens under the plan and receives deferred cash payments totaling at least the allowed amount of its secured claim, (2) for the sale of the property securing the claim pursuant to ss. 363(k) of the Bankruptcy Code, with the secured creditor's liens attached to the proceeds of such sale and with such liens treated as in clause (1) above, or (3) for the realization by the secured creditor of the "indubitable equivalent" of its claim.

             Debtor believes the Plan my be confirmed notwithstanding the dissent of holders of impaired claims. The Plan reserves the right of Debtor to request that the Plan be confirmed notwithstanding such dissent.

             Debtor requests confirmation under ss. 1129(b) of the Bankruptcy Code if any impaired Class does not accept this Plan on which it has a right to vote pursuant to ss. 1126 of the Bankruptcy Code. In that event, Debtor reserves the right to modify this Plan to the extent, if any, that confirmation pursuant to ss. 1129(b) of the Bankruptcy Code requires modification.

                           XX. REVOCATION OF THIS PLAN
                               -----------------------

             Debtor reserves the right to revoke or withdraw this Plan prior to Confirmation Date. If Debtor revokes or withdraws this Plan, or if the confirmation as to the Debtor does not occur, then this Plan shall be null and void in all respects, nothing contained in the Plan shall (a) constitute a waiver or release of any claim by or against, or any interest in, Debtor; or (b) prejudice in any manner the rights of the Debtor.

                           XXI. SUCCESSORS AND ASSIGNS
                                ----------------------

             The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, assign of such entity.

                                XXII. INJUNCTION
                                      ----------

             Except as provided in this Plan or the confirmation order, as of the confirmation date, all entities that have held, currently hold or may hold a claim or other debt or liability that is discharged or an interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged claims, debts or liabilities or terminated interests or rights: (a) commencing or continuing in any manner any action or other proceeding against Debtor, reorganized Debtor or their respective property; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Debtor, reorganized Debtor or their respective property; (c) creating, perfecting or enforcing any lien or encumbrance against Debtor, reorganized Debtor or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due to Debtor, reorganized Debtor or their respective property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

                           XXIII. LIQUIDATION ANALYSIS
                                  --------------------

             The assets of the Debtor Corporation consists of all of the common stock of R & B Quality Foods, Inc.; 2,000,000 shares of Magnolia Foods, Inc.; 2,000,000 warrants of Magnolia, exercisable at 50 cents per share; trademarks, causes of action and accounts receivable. Since R & B is not a party in this bankruptcy proceeding, its creditors are not included as creditors scheduled herein. Inasmuch as all creditors of R & B, both secured and unsecured, must be satisfied before there would be a distribution to the Debtor as the sole stockholder, any value attached to R & B would have to develop as a going business. That value would be highly speculative. Magnolia common stock presently has a bid price of 18 cents per share, however, 2,000,000 shares in one block will not be expected to bring that price, and a more speculative price would be imaginable. It is doubtful the warrants have any value. The trademarks, causes of action and accounts receivable are of little value.

             The  latest  available   consolidated   financial   statements  and
projected income of the Debtor and its wholly owned subsidiary, R & B, are attached to Exhibit "A" as Appendices C and D.

             Debtor estimates that the number and amounts of impaired creditor claims are as follows:

CREDITOR CLASS                   NO. OF CLAIMS                     AMOUNT
--------------                   -------------                     ------
E                                    1                        $   60,000.00
F  (Est.)                          650                         6,900,000.00
G                                  323 (Est.)                         n/a
H                                  323 (Est.)                         n/a
I                                    7                           226,000.00
L                                    9                                n/a

             Note: (Final numbers and amounts may be subject to change by reason of duplication of claims and/or objections to claims. Number of equity owners may vary because of street name accounts.)

             Debtor estimates priority claims are approximately $300,000.00. There are no secured claims, and there are no administrative claims by reason of the assumption of administrative expenses by Reorganized debtor.

             Previously,  the  Debtor  has  given  notice  to  all  unscheduled, disputed, unliquidated or contingent creditors to file claims. The bar date was set by the Court as August 1, 1995. Skolniks is not aware of any general unsecured claims which are disputed, unliquidated, contingent or nonscheduled other than those of creditors which have filed their claims in these proceedings. Skolniks intends to prosecute objections to such claims as are disputed (see paragraph XXIV hereafter). The Creditors' Trust may participate in the objections to claims or may file separate objections as it may decide. As a result, liquidation value of the debtor estate is estimated at less than $250,000.00.

                           XXIV. OBJECTIONS TO CLAIMS
                                 --------------------

             The Reorganized Debtor agrees that it will, at its own expense, assume the responsibility for examination of and objections to any claims in these proceedings which are disputed, unliquidated, contingent or nonscheduled. The Reorganized Debtor will complete the claims objections process by the 360th day following 90 days from the Effective Date. The claims objection process will be completed to the satisfaction of the Creditors' Trust, which satisfaction will not be unreasonably withheld. In the event the Reorganized Debtor completes the aforesaid claims procedure timely, the Creditors' Trust shall pay to the Reorganized Debtor the sum of $50,000.00. If not timely completed, the Reorganized Debtor shall still be responsible for completing the claims process and will forfeit any claim to $50,000.

                     XV. SALE, CANCELLATION, OR RETENTION OF
                         -----------------------------------
                         SECURITIES OF THE COMPANY
                         -------------------------

             Existing holders of common stock issued by the Company shall retain said stock and will be treated on a parity with new common stock to be issued pursuant to this Plan. More particular information with regard to the method to be used in the offering of new common stock is contained in Exhibit "A" attached hereto.

             All holders of warrants or options to purchase stock of the corporation except Class K will retain their interests as evidenced by said warrants or options and will be entitled to exercise them in accordance with the contractual terms and conditions contained in said warrants and options.

                      XXVI. FEDERAL INCOME TAX CONSEQUENCES
                            -------------------------------

             Federal income tax consequences of creditors and shareholders are peculiar to each creditor or shareholder's position. You should consult your own attorneys or accountants for an opinion of the tax consequences of this Plan to you.

                   XXVII. AVOIDABLE TRANSFERS AND PREFERENCES
                          -----------------------------------

             Skolniks is aware of certain actions in its favor for avoidance of transfers and/or preferences under the Bankruptcy Code. These actions will be transferred to the Creditors' Trust and may be prosecuted by the Trustee of the Creditors' Trust.

                              XXVIII. RISK FACTORS
                                      ------------

             Because the Plan provides for payment in cash in full to Classes A and B, risks normally associated with Chapter 11 reorganizations are not present insofar as these classes are concerned.

             In order for the Plan to be consummated, it will be necessary that the creditors accept the Plan, the subscribed stock issue, and the escrow funds paid for distribution collected, thus the conditions set forth in the Plan are material conditions which must be satisfied before consummation of the Plan. There is an additional risk factor that management will not be able to obtain funding of subscriptions necessary to fund the minimum requirement under the Plan. (See Exhibits "A" and its appendices for additional risk factors to be considered in conjunction with this Plan.)

             The alternative to acceptance of this Plan (Chapter 7 liquidation) is readily apparent.

                  XXIX. ACCEPTANCE AND CONFIRMATION OF THE PLAN
                        ---------------------------------------

             The Bankruptcy Code, as interpreted by the courts, provides the rules for how votes of creditors will be counted and whether a Plan of Reorganization will be confirmed by the Court.

A. How the votes are counted:

             (1) Votes of each class: Each creditor's vote will be counted in the class it is provided for under the Plan. A class of claims will have accepted the Plan if creditors that hold at least two-third in dollar amount and more than one-half in number of allowed claims in that class which cast a ballot have voted for the Plan. Classes of creditors which are not Impaired are deemed to have accepted the Plan and are not entitled to vote. If a creditor comprising a single Impaired class does not vote on the Plan, that class of claims will be deemed to have accepted the Plan.

B. Ballots: Ballots will be returned to Skolniks, Inc. c/o McClelland, Collins, Bailey, Bailey & Bellingham, 15 N. Robinson, 1100 Colcord Building, Oklahoma City, Oklahoma 73102 where they will be counted and tabulated by class, and a summary of the ballots with ballots attached is to be submitted to the Court on date of confirmation. In the event a ballot is received which has been otherwise properly executed but does not indicate whether the creditor or shareholder accepts or rejects the plan, that ballot will be disregarded.

             (1) Tabulation of classes: Once each class' vote has been determined, the votes of all classes are compared to determine whether the Plan can be confirmed. In order for the
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
Plan to be confirmed, it must be accepted by at least one class of claims that is Impaired under the Plan, without counting any acceptance of any insider. Further, the Bankruptcy Code ordinarily requires that all classes of claims either accept the Plan or that they not be Impaired by the Plan. Should an Impaired class reject the Plan, upon request of the Debtor, the Bankruptcy Court will still confirm the Plan so long as it meets the standards set forth in ss. 1129(b) of the Bankruptcy Code. The Debtor hereby requests the Court to confirm the Plan pursuant to ss. 1129(b) in the event an Impaired class rejects the Plan. Reference is made to a complete discussion of "cramdown" at ss. XIXA on page 30.

             In order for the Bankruptcy Court to confirm the Plan under such circumstances, it must find that the Plan does not discriminate unfairly and is fair and equitable with respect to each class of claims or interests that it is Impaired under, and has not accepted the Plan. For classes of secured claims, the Plan must provide either (a) that the creditors retain their liens and receive payment of a value, as of the Plan's effective date, equal to the value of their interest in their collateral; (b) that the property be sold, that the creditors retain liens in the proceeds of sale, and that they receive payments as of the Plan's effective date equal to the value of their interest in their collateral; or (c) that they otherwise receive "indubitable equivalent" of their claims. Since there are not secured claims treated under the Plan as a class, the Court will not consider a secured class for voting purposes. For classes of unsecured claims, the Plan must provide either (a) that each holder receive or retain property of a value, as of the effective date, equal to the allowed amount of its claim; or (b) that no junior claim or interest receive or retain any property under the Plan. Skolniks believes that should fewer than all impaired classes vote
 Plan, the Plan, nevertheless, meets these standards and will be confirmed under ss. 1129(b) of the Bankruptcy Code.

C. Other Requirements for Confirmation:

             (1) General Requirements: In addition to obtaining the requisite number of votes, the Plan must satisfy a number of other requirements of the Bankruptcy Code, including appropriate classification of creditors and stockholders, compliance with the technical requirements of Chapter 11 of the Bankruptcy Code, and the proposal of the Plan in good faith and by legal means. The Debtor believes the Plan complies with these provisions and will seek rulings to this effect at the confirmation hearing.

             (2) Feasibility: The Plan must also meet a test known as the "feasibility" test. Under ss. 1129 of the Bankruptcy Code, a Plan is feasible if the Court finds that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, or the Debtor or any successor under the Plan, unless such liquidation or reorganization is proposed under the Plan. The Debtor believes this Plan is feasible. The Plan calls for the subscription and issuance of a class of common stock to present shareholders and the continued operation of the companies as consolidated.

             (3) Liquidation Analysis: The Bankruptcy Court must also independently determine that the Plan is in the best interest of all creditors and equity security holders Impaired by the Plan. The "best interest" test found in ss. 1129(a)(7) requires that each Impaired class either accept the Plan, or that it receive or retain at least as much under the Plan as it would in a liquidation under Chapter 7 of the Bankruptcy Code.

                          XXX. PREPARATION OF MATERIALS
                               ------------------------

             Exhibit "A" and its appendices were prepared by the following persons, firms or corporations: Skolniks, Inc.; Mr. Gary Mallery; Mr. Nick Fegen; and Mr. Tom Pritchard.

                                XXXI. CONCLUSION
                                      ----------

             This Disclosure Statement and Plan of Reorganization, together with Exhibits attached hereto, has been prepared by the present management of the Debtor, together with its counsel. Financial data is unaudited and certain information contained in the Exhibits or the Disclosure Statement may change depending upon ongoing negotiations or further court decisions.

             Neither the Debtor nor its  attorney  has  rendered an opinion with respect to the foregoing Disclosure Statement materials and makes no representation relative to accuracy or completeness of the analysis made herein. The Debtor believes that acceptance of this Plan of Reorganization is the only way in which creditors may realize any recovery of their claim, and therefore respectfully request that you as a creditor or shareholder vote "Yes" ballot which is furnished to you with this Plan and Disclosure Statement.

                                         Respectfully submitted,



                                         __________________________________
                                         NICHOLAS A. FEGEN
                                         Chairman of the Board of Directors
                                         and Chief Executive Officer of
                                         SKOLNIKS, INC.
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